Exhibit (e) 1.15

LETTER AGREEMENT

Russell Fund Distributors, Inc.

909 A Street

Tacoma, WA 98402

Re:	Distribution Agreement

Pursuant to Introductory Section 1 of the Distribution Agreement between Russell Investment Company (“RIC”) and Russell Fund Distributors, Inc., dated January 1, 1999, RIC advises you that it is creating six new Funds to be named the 2015 Strategy Fund, 2025 Strategy Fund, 2035 Strategy Fund, 2045 Strategy Fun, 2050 Strategy Fund and In Retirement Fund (the “New Funds”). RIC desires Russell Fund Distributors, Inc. to serve as Distributor with respect to the Shares of each New Fund pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged the Fund in return for the Distributor’s services are the same as in the Distribution Agreement.

Please indicate your acceptance to act as Distributor with respect to each Class of the New Funds by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this          day of                      2008

RUSSELL FUND DISTRIBUTORS, INC.

By:
Greg J. Stark